Exhibit 99.6

Binding Term Sheet
for
Acquisition of HiLife Creative (et. al)

September 5, 2018

Purchaser:	STWC Holdings, Inc.

Acquisition Target:	HiLife Creative (et. al.)

Cash Consideration:
$120,000.00 overall consideration: payable $25,000 within twenty-four (24) hours of execution of this Binding LOI, $25,000.00 on or before November 1, 2018. Separately, STWC shall assume responsibility for $70,000.00 of target Company debt/obligations.  STWC shall also assume approximately $70,000.00 in debt owned by Hornbeck to various creditors.  The $70,000.00 assumed by STWC will be paid to Hornbeck or his assigns pursuant to a yet to be executed Promissory Note with a maturity date of January 31, 2019.

Equity:
500,000 shares of common stock in STWC. 500,000 common share purchase warrants issued and exercisable at the 20 day VWAP payable to Mike Hornbeck or assign(s). New entity to be established upon completion with 51% owned by STWC, 49% by Michael Hornbeck or assign(s).

Control:
Michael Hornbeck, or assign(s), retains all control of the resulting joint venture entity. A board of directors for the surviving or newly established entity will be appointed reflecting said control, inclusive of, a STWC representative.

Roles and Responsibilities:	STWC will facilitate a to be determined sales, administrative, office and support staff role. Mr. Hornbeck will manage all day to day operational activities and decision making.

Employment:
Mr. Hornbeck will assume the role of managing director of the newly formed venture and be eligible to draw a salary of $6,000.00 a month in addition to his pro rata distributions from the new entity upon approval of the board.

Proposed Mergers:	Mr. Hornbeck, and/or assigns, agrees that any future vendor relationships brought under the proposed umbrella of STWC/HiLife ventures will be compensated by way of

1.	Their pro rata share of the agreed upon earnings
2.	Equity consideration conveyed from Mr. Hornbeck's holdings at his election.

Carve-out:	Mr. Hornbeck will retain 100% ownership in Soapoint.

Legal Fees:	Each party will be responsible for their own legal fees.

Time is of the Essence.

IN WITNESS WHEREOF, the parties hereby enter into this Term Sheet and agree to be bound by its terms.
"Purchaser" By: _______________________ Erin Phillips, STWC Holdings, Inc. Date:_____________ "Acquisition Target" By: _______________________ Michael Hornbeck Date:_____________

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